INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Optical Coating Laboratory, Inc. on Form S-8 of our report dated November 26, 1997, relating to the balance sheets of Flex Products, Inc. as of November 2, 1997 and November 3, 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the October 31, 1998, annual report on Form 10-K of Optical Coating Laboratory, Inc.

KPMG
San Francisco, California
September 3, 1999